Exhibit 10.6

[FORM OF SUBORDINATION LEGEND REQUIRED BY SENIOR INDEBTEDNESS]

FINANCIAL SUPPORT AGREEMENT

This Financial Support Agreement (“Agreement”) is entered into by and between Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), and Midcoast Operating, L.P., a Texas limited partnership (“Midcoast”). The effective date of this Agreement is [                    ], 2013 (the “Effective Date”).

RECITALS

WHEREAS, Midcoast has been a wholly owned subsidiary of EEP;

WHEREAS, Midcoast and its wholly owned subsidiaries have relied upon (a) EEP’s credit facilities for the issuance of letters of credit required in connection with commodity derivative contracts to which Midcoast and its wholly owned subsidiaries are parties, and (b) parental guarantees from EEP for certain financial and performance obligations under commodity derivative contracts and natural gas and natural gas liquid (“NGL”) purchase agreements to which Midcoast and its wholly owned subsidiaries are parties;

WHEREAS, in connection with the initial public offering (the “IPO”) of common units representing limited partner interests in Midcoast Energy Partners, L.P., a Delaware limited partnership (“MEP”), EEP will contribute to MEP an aggregate 39% partnership interest in Midcoast; and

WHEREAS, in connection with the IPO, both EEP and Midcoast propose to enter into this Agreement, whereby EEP will continue to facilitate the issuance of letters of credit for the benefit of Midcoast and its wholly owned subsidiaries under EEP’s credit facilities and to provide parental guarantees to Midcoast and its subsidiaries on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in accordance with the foregoing recitals, and as consideration for the mutual covenants, agreements and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1 – Letters of Credit.

(a) On or prior to the Effective Date, Midcoast shall have provided to EEP a schedule of all letters of credit that (i) have been made available by EEP on behalf of or for the benefit of Midcoast and its wholly owned subsidiaries under EEP’s credit facilities in connection with commodity derivative contracts and natural gas and NGL purchase agreements to which Midcoast or any of its wholly owned subsidiaries is party and (ii) are outstanding on the Effective Date (the “Effective Date LOC Schedule”). Subject to Section 1(b), EEP hereby agrees that it shall take all commercially reasonable efforts to cause each letter of credit set forth on the Effective Date LOC Schedule to remain outstanding in accordance with its terms.

(b) From time to time upon at least five (5) business days’ advance written notice from Midcoast, EEP shall (i) cause to be provided additional letters of credit in connection with any commodity derivative contract or natural gas or NGL purchase agreement which Midcoast or any of its wholly owned subsidiaries informs EEP that it will enter into, or (ii) amend the terms of any outstanding letters of credit, including increasing or decreasing the face amount of any outstanding letter of credit, in each case on behalf of or for the benefit of Midcoast and its wholly owned subsidiaries; provided, however, that in no event shall EEP be required to provide additional letters of credit or amend any outstanding letter of credit if doing so would cause (x) the sum of (i) the aggregate Letter of Credit Amount and (ii) the aggregate Parental Guarantee Amount (each as defined below) to exceed $700 million or (y) the obligations of EEP thereunder to extend beyond the Term (as defined below). The “Letter of Credit Amount” represents the aggregate face value, in U.S. dollars, of letters of credit outstanding at the close of business on any business day, after taking into account any changes in such amount since the close of business on the immediately preceding business day.

(c) During the Term, Midcoast shall update the Effective Date LOC Schedule as of each Month-End to reflect changes in the outstanding Letter of Credit Amount (such updated schedule, the “Current LOC Support Schedule”). Midcoast shall provide a copy of the Current LOC Support Schedule to EEP at any time promptly following EEP’s written request. The term “Month-End” means the completion of Midcoast’s month-end accounting procedures to ensure that all accounting transactions are posted and reflected on the appropriate month’s financial reports, which for purposes of this Agreement shall be considered complete with respect to the immediately preceding month as of the tenth (10th) business day of the current month.

(d) No later than the tenth (10th) business day following each Month-End, Midcoast shall provide to EEP a report identifying (i) the monthly average Letter of Credit Amount with respect to the immediately preceding month and (ii) the monthly average Parental Guarantee Amount (as defined below).

(e) To the extent that EEP is required to pay any amount under or in connection with any payment under any letter of credit covered by this Agreement, Midcoast hereby agrees to reimburse EEP promptly on demand for the full amount of such payment, together with interest at the Default Rate from the date of EEP’s payment through the date of reimbursement by Midcoast. The “Default Rate” means, as of any date of determination, the prevailing one-month LIBOR rate as quoted on the Bloomberg BTMM screen on such date of determination plus 250 bps per annum. At all times that any subordination agreement, as contemplated by Section 3, shall be in effect, accrued and unpaid interest on any amounts due hereunder, when due and payable (except on termination hereof, as herein provided), may, if cash payments in respect of such interest are not permitted under such subordination agreement and upon at least [five (5)] business days’ advance written notice from Midcoast, be paid in the form of additional indebtedness of Midcoast in favor of EEP, which additional indebtedness shall be in the principal amount of such due and payable accrued interest and will bear interest on the same terms as any other principal obligations of Midcoast under this paragraph, and otherwise of like tenor and terms of this Agreement, it being acknowledged and agreed by EEP that payment of such interest amounts by the issuance of such additional indebtedness shall constitute full and timely payment of such interest amounts when they are due.

Section 2 – Parental Guarantees.

(a) On or prior to the Effective Date, Midcoast shall have provided to EEP a schedule of all parental guarantees that (i) have been provided by EEP on behalf of or for the benefit of Midcoast and its wholly owned subsidiaries in connection with commodity derivative contracts and natural gas and NGL purchase agreements to which Midcoast or any of its wholly owned subsidiaries is party and (ii) are outstanding on the Effective Date (the “Effective Date Guarantee Schedule”). Subject to Section 2(b), EEP hereby agrees that each parental guarantee set forth on the Effective Date Guarantee Schedule shall remain outstanding in accordance with its terms.

(b) From time to time upon at least five (5) business days’ advance written notice from Midcoast, EEP shall (i) provide or cause to be provided additional parental guarantees in connection with any commodity derivative contract or natural gas or NGL purchase agreement which Midcoast or any of its wholly owned subsidiaries plans to enter into, or (ii) amend the terms thereof, including increasing or decreasing (or causing to be increased or decreased) the amount of any outstanding parental guarantee, in each case on behalf of or for the benefit of Midcoast and its subsidiaries; provided, however, that in no event shall EEP be required to provide additional parental guarantees or amend any outstanding parental guarantee if doing so would cause (x) the sum of (i) the aggregate Letter of Credit Amount and (ii) the aggregate Parental Guarantee Amount to exceed $700 million or (y) the obligations of EEP thereunder to extend beyond the Term. The “Parental Guarantee Amount” represents the aggregate Net Realizable Financial Obligation (as defined below) of Midcoast and its wholly owned subsidiaries under their respective commodity derivative contracts and natural gas and NGL purchase agreements that are guaranteed by EEP, in each case after taking into account market fluctuations in commodity prices, any related EEP letters of credit and any increases or decreases to the obligations underlying each guarantee. “Net Realizable Financial Obligation” means (a) in the case of outstanding commodity derivative contracts, the amount required to terminate or discharge each such contract based upon current market prices of the relevant commodity and (b) in the case of natural gas and NGL purchase agreements, the outstanding amount owed for product received that would be recorded as a liability under U.S. GAAP, in each case, net of any amounts owed to Midcoast under any agreements with counterparties that have received guarantees from EEP.

(c) During the Term, Midcoast shall update the Effective Date Guarantee Schedule as of each Month-End to reflect changes in the outstanding guarantees (such updated schedule, the “Current Guarantee Support Schedule”). Midcoast shall provide a copy of the Current Guarantee Support Schedule to EEP at any time promptly following EEP’s written request.

(d) To the extent that EEP is required to pay any amounts under any outstanding parental guarantee covered by this Agreement, Midcoast hereby agrees to reimburse EEP promptly upon demand for the full amount of such payments, together with interest at the Default Rate from the date of EEP’s payment through the date of reimbursement by Midcoast. At all times that any subordination agreement, as contemplated by Section 3, shall be in effect, accrued and unpaid interest on any amounts due hereunder, when due and payable (except on termination hereof, as herein provided), may, if cash payments in respect of such interest are not permitted under such subordination agreement and upon at least [five (5)] business days’ advance written notice from Midcoast, be paid in the form of additional indebtedness of Midcoast in favor of EEP, which additional indebtedness shall be in the principal amount of such due and payable accrued interest and will bear interest on the same terms as any other principal obligation of Midcoast under this paragraph and otherwise of like tenor and terms of this Agreement, it being acknowledged and agreed by EEP that payment of such interest amounts by the issuance of such additional indebtedness shall constitute full and timely payment of such interest amounts when they are due.

Section 3 – Subordination and Lien Arrangements.

EEP agrees that at the request of the administrative agent (the “Administrative Agent”) under MEP’s principal commercial bank revolving credit facility (the “MEP Revolving Credit Facility”), it will execute and deliver to the Administrative Agent an agreement, in form and substance agreed between EEP and the Administrative Agent, that expressly subordinates EEP’s right to payment on amounts due hereunder on the terms expressly provided therein; provided, however, that Midcoast acknowledges and agrees that:

(a) the provisions of any such subordination agreement, as amended and in effect, define the relative rights of EEP and the Administrative Agent, and nothing contained therein is intended to or shall impair the obligations of Midcoast hereunder, which are unconditional and absolute, to pay the amounts owed and owing under this Agreement as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of creditors of Midcoast other than the relative rights of EEP and the Administrative Agent, as therein expressly provided;

(b) Midcoast’s failure to make any payment (principal, interest, fees, costs, expenses or otherwise) in respect of any amounts due hereunder when due because such payment is prohibited by any such subordination agreement, as amended and in effect, shall not prevent such failure from constituting a breach or default under this Agreement, and

(c) until all amounts owed by Midcoast to EEP hereunder have been paid in full, Midcoast may not, and shall not permit any of its affiliates to, grant or permit any liens on any asset or property to secure the MEP Revolving Credit Facility, unless it and each of them has granted or concurrently grants a Lien to EEP on such asset or property to secure its obligations hereunder, on a second-priority basis, and Midcoast hereby expressly agrees, for itself and its subsidiaries, to grant, create, perfect and maintain, and to cause to be granted, created, perfected and maintained, liens on its and their assets and properties in favor of EEP, to secure all amounts from time to time owing hereunder, in scope, nature, type of, but second priority to, the liens at any time, and from time to time, granted, created, perfected and maintained to secure the MEP Revolving Credit Facility.

Without limiting the generality of the foregoing, Midcoast specifically acknowledges and agrees that the provisions of any such subordination agreement, as amended and in effect, are not for the benefit of, and may not be enforced by, Midcoast or any other obligors of the MEP Revolving Credit Facility.

Section 4 – Financial Support Fee.

As consideration for the financial support provided by EEP under this Agreement, during the Term (as defined below), Midcoast shall pay a Financial Support Fee (as defined below) to EEP on or before the thirtieth (30th) day following each Month-End. The “Financial Support Fee” shall equal the product of (a) the sum of (i) the average monthly Letter of Credit Amount for the immediately preceding month and (ii) the average monthly Parental Guarantee Amount for the immediately preceding month and (b) 250 bps, divided by twelve.

Section 5 – Representations and Warranties of EEP.

EEP hereby represents and warrants as follows:

(a) Organization and Good Standing. EEP is a limited partnership duly organized and validly existing under the laws of the State of Delaware. EEP has all necessary limited partnership power and authority to execute and deliver this Agreement, to own its properties and assets and to carry on its business as now conducted and to perform its obligations hereunder.

(b) Authorization. The execution and delivery of this Agreement by EEP, and the compliance by EEP with the provisions of this Agreement have been duly and validly authorized by all necessary limited partnership action on the part of EEP. This Agreement, assuming the due authorization, execution and delivery hereof by Midcoast, constitutes the legal, valid and binding obligation of EEP, enforceable against EEP in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(c) No Violation. Neither the execution nor delivery of this Agreement by EEP, nor the compliance by EEP with any of the provisions of this Agreement, will: (i) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien upon any of the common units representing limited partner interests in EEP under, any of the terms, conditions or provisions of EEP’s Certificate of Limited Partnership, as amended, or Fifth Amended and Restated Agreement of Limited Partnership, as amended, or any material contract, agreement or other instrument or obligation to which EEP is a party or by which EEP may be bound, or to which EEP or any of its properties or assets may be subject, or (ii) violate any order or law applicable to EEP.

Section 6 – Representations and Warranties of Midcoast.

Midcoast hereby represents and warrants as follows:

(a) Organization and Good Standing. Midcoast is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Midcoast has all necessary limited partnership power and authority to execute and deliver this Agreement, to own its properties and assets and to carry on its business as now conducted and to perform its obligations hereunder.

(b) Authorization. The execution and delivery of this Agreement by Midcoast, and the compliance by Midcoast with the provisions of this Agreement have been duly and validly authorized by all necessary limited partnership action on the part of Midcoast. This Agreement, assuming the due authorization, execution and delivery hereof by EEP, constitutes the legal, valid and binding obligation of Midcoast, enforceable against Midcoast in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(c) No Violation. Neither the execution nor delivery of this Agreement by Midcoast, nor the compliance by Midcoast with any of the provisions of this Agreement, will: (i) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien upon any of the common units representing limited partner interests in Midcoast under, any of the terms, conditions or provisions of Midcoast’s Certificate of Limited Partnership or Amended and Restated Agreement of Limited Partnership or any material contract, agreement or other instrument or obligation to which Midcoast is a party or by which Midcoast may be bound, or to which Midcoast or any of its properties or assets may be subject, or (ii) violate any order or law applicable to Midcoast.

Section 7 – Term and Termination.

(a) Term. This Agreement will remain in effect until the earlier of (i) the fourth (4th) anniversary of the Effective Date and (ii) the date on which EEP owns, directly or indirectly (other than through its ownership interests in MEP), less than 20% of the total outstanding limited partner interests of Midcoast (the “Term”).

(b) Termination. This Agreement may be terminated prior to the expiration of the Term:

(i) by Midcoast, in its sole discretion, upon providing thirty (30) days’ written notice to EEP;

(ii) by either party, if the other party materially breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching party within [thirty (30)] days after the breaching party’s receipt of written notice of such breach;

(iii) by EEP, effective immediately, in the event of a default under the credit agreement governing the MEP Revolving Credit Facility (without regard to any cure period thereunder); or

(iv) by either party, effective immediately, if the other party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property.

(c) Effect of Term and Termination. Upon expiration of the Term or the earlier termination of this Agreement, (i) the obligations of EEP to provide or cause to be provided any letters of credit or guarantees under this Agreement, shall cease, and Midcoast and its subsidiaries shall use all commercially reasonable efforts, at their sole cost and expense, to facilitate the termination of such letters of credit and guarantees and (ii) at the option and upon the demand of EEP, all amounts then due and owing by Midcoast hereunder shall become due and payable, and letters of credit and guarantees then outstanding shall be cash collateralized or otherwise collateralized in amount and nature as requested by EEP. Notwithstanding the immediately preceding sentence, any obligations of Midcoast under Section 2(e), Section 3(e) and Section 4 of this Agreement that have accrued but remain unpaid as of the expiration of the Term or the earlier termination of this Agreement shall survive such expiration or termination.

Section 8 – Applicable Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 9 – Communications. All notices, requests, demands and other communications under this Agreement (whether from EEP, Midcoast or any other person or entity) shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to which such notice is to be given; (b) on the date of transmission if sent via facsimile transmission to the number given below, and telephonic confirmation of transmission is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight carrier or the Express Mail Service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to which such notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to EEP, to:	If to Midcoast, to:

1100 Louisiana, Suite 3300 Houston, Texas 77002 Fax: [ ]	1100 Louisiana, Suite 3300 Houston, Texas 77002 Fax: [ ]

Attention:	Attention:
[ ]	[ ]

Section 10 – Amendments. Any amendment to this Agreement may be made only by a written instrument executed by all parties to this Agreement.

Section 11 – Assignment. Without the prior written consent of each other party to this Agreement, no party to this Agreement may assign its rights or obligations under this Agreement in whole or in part.

Section 12 – No Third Party Beneficiaries. The agreement of EEP to provide or cause to be provided letters of credit or guarantees hereunder for the account of Midcoast and its wholly owned subsidiaries on the terms and conditions set forth in this Agreement, is solely for the benefit of Midcoast and its wholly owned subsidiaries and no other person or entity shall have any rights hereunder against EEP or with respect to the extension of support contemplated hereby.

Section 13 – Special Exculpation. No claim may be made by Midcoast and its wholly owned subsidiaries or any other person or entity against EEP or its partners, or equity interest holders or any of its or their respective directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith and Midcoast hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14 – Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement is binding on the successors and permitted assigns of the parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their respective duly authorized representatives as of the day and year above written.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C.,
as delegate of
Enbridge Energy Company, Inc.,
as General Partner

By:
Name:
Title:

MIDCOAST OPERATING, L.P.

By:	Midcoast OLP GP, L.L.C.,
as General Partner

By:
Name:
Title:

[Signature Page to Financial Support Agreement]